Exhibit 10.29
Confidential Treatment Requested:
Confidential portions of this document have been redacted and have been filed separately with the Commission.
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of October 2007, by and among Micrus Endovascular Corporation, a Delaware corporation (“Purchaser”), The Cleveland Clinic Foundation, a non-profit Ohio corporation (“Stockholder”) and Revasc Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.
RECITALS
     A. The Stockholder is the sole beneficial owner of all of the shares of common stock (the “Shares”) of the Company, which comprise all of the issued and outstanding shares of capital stock of the Company and/or rights to acquire shares of capital stock of the Company.
     B. The Board of Directors of Purchaser believes it is in the best interests of Purchaser and its stockholders to acquire all of the Shares upon the terms and subject to the conditions set forth herein (the “Acquisition”), such that, upon consummation of the Acquisition, Purchaser will own 100% of the issued and outstanding capital stock of the Company.
     C. As an inducement for Purchaser to consummate the Acquisition, the Stockholder has agreed to make certain representations, warranties, covenants and other agreements in connection with the Acquisition, all as set forth herein.
     D. As a further inducement for Purchaser to consummate the Acquisition, the Stockholder and the Company have entered into the Amended and Restated Technology License Agreement by and between the Stockholder and the Company effective as of July 31, 2006 and amended and restated of even date herewith (the “License Agreement”) in the form of Exhibit B hereto.
     E. As a further inducement for Purchaser to consummate the Acquisition, each party listed on Exhibit C hereto (each a “Consultant” and together the “Consultants”) has entered into a Noncompetition and Consulting Agreement of even date herewith in the form of Exhibit D hereto (the “Noncompetition and Consulting Agreements”).
AGREEMENT
     In consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase at the Closing (as defined below) and the Stockholder agrees to sell, convey, transfer, assign and deliver to Purchaser at the Closing, the Shares owned by Stockholder, free and clear of all liens, encumbrances or other defects of title, such that on the Closing Date (as defined below) Purchaser shall be the record owner of 100% of the outstanding shares and rights to acquire shares of the Company’s capital stock.
     1.2 Closing Payment.
          (a) The initial consideration to be paid by Purchaser for the Shares shall be One Million U.S. Dollars (US $1,000,000) (the “Closing Payment”). At the Closing, Purchaser shall pay the Closing Payment either by check or wire transfer in immediately available funds pursuant to wire transfer instructions delivered by the Stockholder to Purchaser prior to the Closing Date.
     1.3 Milestone Payments.
          (a) Subject to the occurrence of the Closing, Purchaser will pay Stockholder the following additional payments, subject to and contingent upon the occurrence of the following subsequent events (each, a “Milestone Payment” and collectively, the “Milestone Payments” and together with the Closing Payment, the “Purchase Price”):
               (i) $[***] upon the confirmation of reperfusion in an appropriate animal model;
               (ii) $[***] upon the success of the Device in a human patient;
               (iii) $[***] upon the achievement of design freeze for the final human version of the Device;
               (iv) $[***] upon the receipt by the Company of the CE Mark for the Device;
               (v) $[***] with respect to the first commercial sale of the Device outside the United States; and
               (vi) $[***] upon receipt by the Company of final approval by the U.S. Food and Drug Administration of the Device.
          (b) Each Milestone Payment shall be due and payable by Purchaser to Stockholder within 15 days of the achievement of the applicable milestone event. Payment due hereunder shall be made in cash or cash equivalents (at the election of Purchaser). The achievement of any milestone shall be determined in good faith by Purchaser.
          (c) Notwithstanding the foregoing, upon the third anniversary of the Closing Date (i) Purchaser shall pay Stockholder the amount determined by subtracting (A) the sum of the Milestone Payments made as of such date with respect to subsections 1.3(a)(i)-(iii) from (B) $[***], and (ii) Purchaser shall have no further payment obligations hereunder with respect to the milestone events described in subsections 1.3(a)(i)-(iii).
SECTION 2
CLOSING
     2.1 Closing Date. The closing of the Acquisition (the “Closing”) shall be held at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025 at 10:00 a.m. California time on the date hereof (the “Closing Date”), unless another date, time or place is agreed to in writing by Purchaser and the Stockholder.
     2.2 Actions at the Closing. At the Closing, Stockholder and Purchaser shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:
          (a) At the Closing, Stockholder shall deliver or cause to be delivered to Purchaser the following:
               (i) a certificate or certificates representing all of the Shares, together with stock powers duly endorsed in blank for transfer of the Shares to Purchaser, with any required transfer stamps affixed thereto;
               (ii) the License Agreement executed by the parties thereto;
               (iii) the Noncompetition and Consulting Agreements executed by the parties thereto;
               (iv) letters of resignation from each of the directors and officers of the Company in office immediately prior to the Closing, which resignations in each case shall be effective as of the Closing;
               (v) certified copies of (A) the then effective certificate of incorporation and by-laws of the Company and (B) all board and shareholder resolutions approving the entering into and completion of the transactions contemplated by this Agreement, including without limitation the License Agreement and the Noncompetition and Consulting Agreements;

               (vi) certified copies of (A) the then effective certificate of incorporation and by-laws of the Stockholder and (B) a certificate of authority of the officer(s) of the Stockholder executed by the Secretary of the Stockholder in the form of Exhibit E hereto;
               (vii) a certificate of good standing issued by the secretary of state or other appropriate government officials in each jurisdiction in which the Company does business, including without limitation Delaware and Ohio;
               (viii) duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of any and all liens and other encumbrances on the Shares or the assets of the Company arising out of, resulting from or in connection with any loans, guarantees or other similar arrangements between or among the Company, the Stockholder or any third party creditors of the Company;
               (ix) duly and validly executed copies of all consents, waivers, approvals or authorizations, in form and substance reasonably satisfactory to Purchaser, from third parties whose consent or approval are required to consummate the transactions contemplated by this Agreement; and
               (x) all other documents, certificates, instruments or writings required to be delivered by the Stockholder pursuant to this Agreement, including without limitation those documents set forth in Section 7.3 hereof.
          (b) At the Closing, Purchaser shall deliver or cause to be delivered to the Stockholder the following:
               (i) the Closing Payment; and
               (ii) all other documents, certificates or writings required to be delivered by Purchaser pursuant to this Agreement, including without limitation those documents set forth in Section 7.2 hereof.
          (c) All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.
     2.3 No Further Ownership Rights in Shares. All consideration paid in respect of the surrender for exchange of the Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of Stockholder’s rights pertaining to such Shares.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDER
     In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities that is the subject matter of the applicable representation or warranty . In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement other than any such event, change or effect, directly or indirectly, resulting from or arising in connection with general political, economic, financial, capital market or industry-wide conditions which do not have a disproportionate impact on the business of the Company taken as a whole.
     In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of the officers and directors of such party reasonably believed to have knowledge of such matters.
     The Company and Stockholder hereby represents and warrants to Purchaser that the statements contained in this Section 3 are true and correct, except as expressly set forth in the disclosure schedule delivered by the Stockholder to Purchaser and attached to this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 to which the disclosure relates, provided, that any information disclosed under any paragraph of the Company Disclosure Schedule shall be deemed disclosed and incorporated into any other paragraph of this Section 3 where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other paragraph.
     3.1 Organization, Standing and Power; Subsidiaries.
          (a) The Company is an entity duly organized, validly existing and, to the extent applicable, in corporate good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each of the jurisdictions listed in Section 3.1(a) of the Company Disclosure Schedule, which are all the jurisdictions in which the nature of the activities conducted or the character of the properties and assets which it owns, leases or uses makes such qualification or licensing necessary or appropriate, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 3.1(a) of the Company Disclosure Schedule contains a true and complete listing of the locations of all offices or facilities of the Company and a true and complete list of all jurisdictions in which the Company maintains any employees. The Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company does not have any subsidiaries.
          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth all fictitious names (if any) under which the Company or its predecessors has conducted business.
     3.2 Governing Documents. The Stockholder has delivered to Purchaser a true and correct copy of the Certificate of Incorporation or equivalent organizational documents of the Company, each as amended to date, and no amendments have been made thereto or have been authorized since the date thereof. The Company is not violation of any of the provisions of its Certificate of Incorporation or equivalent organizational documents.
     3.3 Capital Structure.
          (a) The authorized capital stock of the Company consists of 1000 shares of Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date hereof (the “Company Common Stock”). Other than the Company Common Stock, the Company has no other capital stock authorized, issued or outstanding and no outstanding commitments to issue any shares of capital stock. The Stockholder is the sole owners of all outstanding shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, whether created by statute, the Certificate of Incorporation, Bylaws or equivalent organizational documents of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock were issued in compliance with applicable federal, provincial, territorial and state laws and regulations, including, without limitation, securities laws and regulations. There are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) Immediately following the Closing, Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company, free and clear of all liens, encumbrances or other defects of title.

     3.4 No Conflict. Except as disclosed in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation, Bylaws or equivalent organizational documents of the Company, in each case as amended to date, or (ii) any mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise or license to which the Company, the Stockholder or any of their respective properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Stockholder or their respective properties or assets.
     3.5 Consents. Except as disclosed in Section 3.5 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company or the Stockholder (so as not to trigger any Conflict), is required by or with respect to the Company or the Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.6 [Intentionally Omitted].
     3.7 Financial Statements; Liabilities. The Company has not prepared any balance sheet, income statement, statement of operations, statement of changes in financial position and stockholders’ equity or other financial statement. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or of any other nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except as disclosed in Section 3.7 of the Company Disclosure Schedule. None of the assets of the Company are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation.
     3.8 [Intentionally Omitted].
     3.9 No Operations.
          (a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule, since inception, the Company has not been party to or been otherwise bound by any agreement, contract, covenant, instrument, lease, license, commitment, arrangement, bid, proposal or understanding, whether written or otherwise (each, a “Company Contract”). A true, correct and complete copy of each such written document and a true, correct and complete written description of each such oral relationship having heretofore been delivered by the Stockholder to Purchaser. Section 3.9(a) of the Company Disclosure Schedule describes any Company Contract with any federal, state or local government agency. The Company is in compliance in all material respects with and has not breached, violated or defaulted under, in each case in any material respect, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract, nor has there occurred any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Company Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained or will obtain prior to the Closing all necessary consents, waivers and approvals of parties to any Company Contract to which it is a party as are required thereunder in connection with the Acquisition for such Company Contract to remain in effect without modification after the date hereof. Any Company Contract requiring such consents, waivers and approvals are described in Section 3.9(a) of the Company Disclosure Schedule.
          (b) Except as disclosed in Section 3.9(b) of the Company Disclosure Schedule, since the date of incorporation of the Company there has not been, occurred or arisen any:
               (i) amendment or change to the Certificate of Incorporation, Bylaws or equivalent organization documents of the Company;
               (ii) capital expenditure or capital commitment by the Company;
               (iii) hiring or retention by the Company of any employee(s), consultant(s), advisor(s) or agent(s);
               (iv) destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);
               (v) declaration, setting aside or payment of a dividend or other distribution with respect to Company Common Stock or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;
               (vi) compensation paid or payable by the Company to any of its officers or directors, or the declaration, payment or commitment or obligation of any other kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;
               (vii) sale, lease, license or other disposition of any of the material assets or properties of the Company or any creation of any security interest in such assets or properties;
               (viii) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others; or
               (ix) waiver or release of any right or claim of the Company material to its business, including any write-off or other compromise of any account receivable of the Company.

               (x) commencement or notice, or threat therefor, of any lawsuit or proceeding, audit or investigation against the Company or its affairs;
               (xi) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;
               (xii) pension, profit sharing, employee stock ownership, stock bonus, cafeteria, dependent care, medical reimbursement, vacation, life, voluntary employee benefit, medical, deferred compensation, severance pay, bonus, stock option, stock purchase, incentive compensation, retirement, health, accident or any other welfare, pension or deferred benefit plan (whether formal or informal) that is subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended;
               (xiii) product manufactured, processed, distributed, shipped or sold by or on behalf of the Company;
               (xiv) event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company; or
               (xv) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (i) through (xiv) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).
     3.10 Tax Matters.
          (a) For purposes of this Section 3.10 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:
               (i) The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (x) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (y) any liability for the payment of amounts referred to in (x) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (z) any liability for amounts referred to in (x) or (y) as a result of any obligations to indemnify another person.
               (ii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any

Taxes, including information returns with respect to backup withholding and other payments to third parties.
          (b) All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the Internal Revenue Service in a timely fashion. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings. The Company has not at any time been a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.
          (c) The amount of the Company’s liabilities for unpaid Taxes for all periods through the date of the financial statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the financial statements, and the financial statements properly accrue in accordance with GAAP all liabilities for Taxes of the Company payable after the date of the financial tatements attributable to transactions and events occurring prior to such date. No liability for Taxes of the Company have been incurred or material amount of taxable income has been realized (or prior to and including the Closing will be incurred or realized) since such date other than in the ordinary course of business.
          (d) Purchaser has been furnished by the Company with true and complete copies of (i) all relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including the Company for all periods since the Company’s inception.
          (e) No audit of the Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against the Company or any of its respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.
          (f) The Company is not (nor have they ever been) parties to any tax sharing agreement. The Company has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.
          (g) The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not agreed to make, nor is it required to make, other than by reason of the purchase of the Shares by Purchaser, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which the Company received the economic benefit prior to the Closing Date.
          (h) The Company Disclosure Schedule contains accurate and complete information regarding the Company’s net operating losses for federal and each state tax purposes. The Company has no net operating losses or credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.
          (i) The Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (x) any “reportable transaction” within the meaning of Section 6011 of the Code, and the Treasury Regulations thereunder, (y) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (z) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.
          (j) Schedule 3.10(j) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Tax in that jurisdiction.
     3.11 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or the Stockholder is a party or otherwise binding upon the Company or the Stockholder which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, neither the Company nor the Stockholder has entered into any agreement pursuant to which the Company is, or reasonably could be, restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     3.12 Title to Properties; Absence of Liens and Encumbrances. The Company has good and marketable title to all of its properties and assets, real, personal and mixed, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character.
     3.13 Intellectual Property.
          (a) For the purposes of this Agreement, the following terms have the following definitions:
               (i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, clinical data and customer lists, designs, methods, techniques, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture; (ix) all computer software including all source code, object code, firmware, development tools, test suites, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (x) all documentation related to any of the foregoing irrespective of the media on which it is recorded.
               (ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or has been used, is used, or is held for use in the business of the Company as previously or currently conducted, including without limitation the Intellectual Property that is owned by or exclusively licensed to the Company or has been used, is used, or is held for use in the business of the Company as previously or currently conducted related to the Device.
               (iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications), including without limitation the Device Patents; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration or domain names; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.
          (b) Section 3.13(b) of the Company Disclosure Schedule lists (i) all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) (ii) any commencement or notice or to the knowledge of the Stockholder, threat of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property; and (iii) all products, tools and services that are currently sold, published, offered for sale, or under development by the Company.
          (c) Each item of the Company Intellectual Property, and all Intellectual Property licensed to the Company, is free and clear of any Liens and is either (i) owned solely by the Company or (ii) rightfully used by the Company and its permitted successors and assigns pursuant to valid and enforceable written licenses. The Company is the exclusive owner of all trademarks, service marks, logos, and trade names used in connection with the operation or conduct of its business as presently conducted, including the sale of any products or technology or the provision of any services by the Company, and owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that such Company otherwise purports to own.
          (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed, authored, discovered, produced, conceived, reduced to practice, or created (alone or jointly) by any Person other than the Company on the Company’s behalf, or who have created any portion of or otherwise would have any rights in or to, the Company Intellectual Property owned by the Company, the Company has a valid and enforceable written agreement with such Person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.
          (e) The Company has not transferred ownership of or, except pursuant to the contracts, licenses and agreements listed in Section 3.13(g) of the Company Disclosure Schedule granted any exclusive license of or exclusive right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.
          (f) The Company owns, or has the right to use, all the Intellectual Property necessary to the conduct of its business as it currently is conducted or is reasonably contemplated to be conducted by the Company and owned or had the right to use all the Intellectual Property necessary to carry out the Company’s former and current activities, including, without limitation, all rights to make, distribute, display, license, sublicense, design, develop, manufacture, market, use, import and sell all of the products, technology and services of the Company (including products, technology or services currently under development) and associated Company Intellectual Property worldwide in all fields of use.
          (g) Other than (i) “shrink-wrap” and similar widely available commercial end-user licenses for binary code or (ii) other third party shareware that is generally available to the public and does not impose any monetary obligations on the Company in each case that are not used for software development or incorporated into any software products or services provided by the Company to its customers, the contracts, licenses and agreements listed in Section 3.13(g) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements, modifications, adaptations, translations, or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.
          (h) Section 3.13(h) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, defend, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.
          (i) The operation of the business of the Company as it formerly was conducted, currently is conducted, or as is currently contemplated to be conducted by the Company, including but not limited to the Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company has not and does not infringe upon or misappropriate the Intellectual Property of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice or threat in writing thereof from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Stockholder aware of any valid basis therefor) or, except as set forth in Section 3.13(i) of the Company Disclosure Schedule, any claim challenging the validity, enforceability, or ownership by the Company of any Company Intellectual Property owned by the Company.
          (j) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute regarding the scope, breach, or violation of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the applicable Company thereunder, nor is there any event or occurrence that would reasonably be expected to constitute such a breach or violation. The transaction contemplated by this Agreement will not alter, impair, or otherwise affect any rights of the Company in the Company Intellectual Property and Purchaser will be permitted to exercise all of the Company’s rights under such contracts, licenses, or agreements without the payment of additional amounts or consideration.
          (k) No Person is infringing, making unauthorized use of, or misappropriating any Company Intellectual Property.

          (l) The Company has taken reasonable steps to establish and preserve its ownership of and rights in all Company Intellectual Property owned by the Company and to protect its rights (using at least reasonable care) in confidential information and trade secrets of the Company or provided by any other Person to the Company. All Persons that had any involvement in the development of Company Intellectual Property have signed an agreement pursuant to which all Intellectual Property Rights developed by such Person within the scope of their employment or other relationships with the Company are assigned to the Company.
          (m) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of the Company Intellectual Property.
          (n) There are no escrow agreements or other arrangements between the Company and any Person that would permit such Person or any other party to obtain access to a copy of the Company’s source code, source code related to any Company Intellectual Property, or program documentation.
     3.14 [Intentionally Omitted].
     3.15 Governmental Authorization. Section 3.15 of the Company Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity presently held by the Company in connection with the conduct of its business (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets.
     3.16 Compliance with Laws. The Company is conducting and has always conducted its business in compliance, in all material respects, with all applicable laws.
     3.17 Litigation. There is no action, suit or proceeding of any nature pending or threatened before any court or administrative agency against any of the Company’s properties or any of its officers or directors. There is no investigation pending or threatened against the Company, its properties or any of its officers or directors in their capacities as such by or before any Governmental Entity. No Governmental Entity has at any time asserted any material challenges or questions relating to the legal right of the Company to conduct its operations as presently or previously conducted.
     3.18 Minute Books. The copy of the minute books of the Company provided to the Purchaser’s counsel contains minutes of all meetings of directors and holders of capital stock and all actions by written consent without a meeting by the directors and holders of capital stock since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and holders of capital stock with respect to all transactions referred to in such minutes in all material respects.

     3.19 Environmental Matters. The Company has, since inception, operated its business in compliance with all Environmental Laws, except for such failures to be in compliance with such Environmental Laws that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received, since inception, any written notices of any violation under any Environmental Law with respect to the operation of its business. No hazardous substances are, or have been, used, stored, generated, disposed of, managed or transported on, under or about the Company’s facilities; there have been no releases or discharges of hazardous materials on, under or about the Company’s facilities; and no aboveground storage tanks or underground storage tanks are located on or used by the Company in connection with the Company’s facilities.
     3.20 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will the Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.
     3.21 [Intentionally Omitted].
     3.22 [Intentionally Omitted].
     3.23 Foreign Corrupt Practices Act. Neither the Company nor Stockholder have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promises, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.
     3.24 Insurance. The Company carries no insurance of any kind, nor has it carried any such insurance in the past, and has made no claims under any policy of insurance.
     3.25 [Intentionally Omitted].
     3.26 Complete Copies of Materials. The Company or the Stockholder has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel.
     3.27 Representations Complete. None of the representations or warranties made by the Stockholder in this Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Stockholder pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, and in relation to the Company’s properties, assets and business as a whole, not misleading.
SECTION 4
FURTHER REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
     The Stockholder further represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, as follows:
     4.1 Ownership of Shares. The Stockholder is the sole record and beneficial owner of the Shares and the Shares are to be sold pursuant to this Agreement. The Shares are not subject to any Liens or to any rights of first refusal of any kind, and the Stockholder has not granted any rights to purchase the Shares to any other person or entity. The Stockholder has the sole right to transfer the Shares to Purchaser. The Shares constitute all of the Company Common Stock owned, beneficially or of record by the Stockholder, and the Stockholder has no options, warrants or other rights to acquire Company Common Stock. On the Closing Date, Purchaser will receive good title to the Shares, subject to no Liens retained, granted or permitted by the Stockholder or the Company. The Stockholder has not engaged in any sale or other transfer of any Company Common Stock in contemplation of the Acquisition.
     4.2 Absence of Claims by the Stockholder. The Stockholder does not have any claim against the Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.
     4.3 Authority. The Stockholder has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby. This Agreement and the Related Agreements to which the Stockholder is a party have been duly executed and delivered by the Stockholder, and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a valid and binding obligation of the Stockholder, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     4.4 No Conflict. The execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Stockholder or any of its properties or assets is subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or its properties or assets.
     4.5 [Intentionally Omitted].

SECTION 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Stockholder that the statements contained in this Section 5 are true and correct.
     5.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on Purchaser.
     5.2 Authorization. All corporate action on the part of Purchaser, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of Purchaser hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement and the Related Agreements to which Purchaser is a party, when executed and delivered by Purchaser, shall constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     5.3 Compliance with Other Instruments. Purchaser is not in violation or default of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws, or of any instrument, judgment, order, writ, or decree, or in violation or default under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Purchaser. Neither the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby will result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, note, indenture, mortgage, lease, agreement, contract or purchase order or an event which results in the creation of any lien, charge or encumbrance upon any assets of Purchaser.
     5.4 Financial Wherewithal. Purchaser has sufficient funds to consummate the transactions contemplated by this Agreement.
     5.5 Brokers. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

SECTION 6
ADDITIONAL AGREEMENTS
     6.1 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties) shall be borne by the party incurring such expense (which party, in the case of such fees and expenses incurred by the Company, shall be the Stockholder if the Closing occurs).
     6.2 Access; Confidentiality. The Stockholder agrees to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information reasonably necessary for the Purchaser to evaluate the Company’s businesses, operations, properties and financial condition. Each party shall keep confidential and shall not make use of any information treated by the other party as confidential (including, without limitation, the existence of this Agreement or the consummation of the Acquisition or the failure of such a consummation), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 6.2), except as may be required to be disclosed by applicable law or as may be required to obtain the consents, waivers or releases from any Governmental Entity or other third party. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required by law or is necessary to establish rights under this Agreement or any agreement contemplated hereby (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).
     6.3 Public Announcements. Until the Closing, no party hereto shall without the prior written consent of the other party (which consent shall not be unreasonably withheld) disclose to any third party (other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated hereunder) the existence of this Agreement, the identity of the other parties hereto or the transactions contemplated hereby except (i) as required by law or applicable national securities exchange regulation, (ii) as reasonably necessary to obtain any consents, waivers or releases from any Governmental Entity or other third party, (iii) as reasonably requested by any Governmental Entity. Following the Closing, (i) the parties shall issue a press release announcing the completion of the Acquisition in a form and substance prepared by Purchaser, which announcement shall be reasonably acceptable to the Stockholder and (ii) the parties agree that each will have the right of review and consent with respect to any future use of its name in any such releases or announcements, such consent not to be unreasonably withheld.
     6.4 Cooperation. Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement.
     6.5 Further Acts. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other party, agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other actions and things necessary or desirable to carry out the purposes and intent of this Agreement and to vest in Purchaser full title to all properties, assets and rights of the Company transferred pursuant to this Agreement.
     6.6 Consent to Consulting Agreements. Stockholder acknowledges that the Consultants are each party to a Noncompetition and Consulting Agreement and affirms that the provision of the Services (as defined in the Noncompetition and Consulting Agreement ) and the performance of each Consultant’s obligations thereunder do not conflict with any obligations each Consultant may have as an employee of or consultant to Stockholder (or an affiliated entity). Stockholder agrees not to assert any claim against a Consultant or the Purchaser related to the provision of the Services.
SECTION 7
CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:
          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by any Governmental Entity, foreign or domestic, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.
          (b) Governmental Approval. Purchaser, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby.

     7.2 Additional Conditions to Obligations of the Stockholder. The obligations of the Stockholder under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Stockholder:
          (a) Representations, Warranties and Covenants (i) Each of the representations and warranties of Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing
          (b) Deliverables. Stockholder shall have received each other items to be delivered by Purchaser to Stockholder at the Closing as set forth in Section 2.2(b).
     7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:
          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Stockholder in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Stockholder in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) the Stockholder shall have performed and complied, or caused the Company to have performed and complied, in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
          (b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company between the date hereof and the Closing.
          (c) Compliance Certificate of the Stockholder. Purchaser shall have been provided with a certificate executed by the Stockholder to the effect that, as of the Closing, each of the conditions set forth in Sections 7.3(a) and (b) above has been satisfied.
          (d) Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with this Agreement.

          (e) All Shares Tendered. All of the Shares (representing 100% of the issued and outstanding capital stock of the Company) shall have been tendered or sold to Purchaser by the Stockholder at the Closing pursuant to this Agreement (and shall not have repudiated its obligations hereunder prior to the Closing).
          (f) Injunctions or Restraints; Conduct of Business. No proceeding brought by any Governmental Entity, foreign or domestic, seeking to prevent the consummation of the transactions contemplated by this Agreement shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s conduct or operation of the business of the Company and its subsidiaries, following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending,
          (g) Deliverables. Purchaser shall have received each other item to be delivered by Stockholder to Purchaser at the Closing as set forth in Section 2.2(a).
SECTION 8
INDEMNIFICATION
     8.1 Survival of Representations and Warranties. The representations and warranties of the Stockholder shall terminate on the second anniversary of the Closing Date (the “Indemnification Termination Date”); provided, however, that (i) the representations and warranties relating to the Company’s organization and capitalization and title to the Shares as set forth in Sections 3.1, 3.2, 3.3, 3.13 and 4.2, shall survive the date hereof and continue for a ten year period from the date of first commercial sale, and (ii) the representations and warranties relating or pertaining to any Tax or Returns related to such Tax set forth in Section 3.10 hereof shall survive until expiration of all applicable statutes of limitation, or extensions thereof, governing each Tax or Returns relating to such Tax. The representation and warranties of the Purchaser shall terminate on the Closing Date, and shall thereafter be of no further force or effect. If any claims for indemnification have been asserted with respect to any such representations and warranties prior to the date on which the representation and warranty to which such claim is based has terminated, the representations and warranties on which any such claims are based shall continue in effect until final resolution of such claims. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any representative of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warrant.
     8.2 Indemnification.
          (a) Indemnification of Purchaser.
               (i) Subject to the limitations set forth in Section 8.2(b) below, the Stockholder shall indemnify and hold the Purchaser and its Affiliates (which, for purposes of this

Section 8.2(a) shall be deemed to exclude the Company), officers, directors, employees, representatives and agents (each a “Purchaser Indemnified Person” and collectively “Purchaser Indemnified Persons”) harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively “Losses”), that any Purchaser Indemnified Person incurs by reason of:
                    (A) any inaccuracy or breach of any representation or warranty made by the Stockholder in this Agreement or the License Agreement;
                    (B) any failure by the Stockholder to perform or comply with any covenant, which non-compliance has not been waived, contained in this Agreement or the Related Agreements; or
                    (C) any Tax liabilities of the Company for periods prior to the Closing Date.
               (ii) The Stockholder shall not have any right of contribution from the Company with respect to any Loss claimed by any Purchaser Indemnified Person.
          (b) Indemnification of the Stockholder. Purchaser shall indemnify and hold the Stockholder and each of its Affiliates, successors, representatives and agents (each a “Stockholder Indemnified Person” and collectively “Stockholder Indemnified Persons”) harmless from and against any and all Losses that any Stockholder Indemnified Person incurs by reason of:
               (i) any inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement; or
               (ii) any failure by the Purchaser to perform or comply with any covenant, which non-compliance has not been waived, contained in this Agreement.
          (c) Indemnification Procedure. Upon receipt by any party obligated to provide indemnification hereunder (an “Indemnifying Person”) of a certificate signed by any Stockholder Indemnified Person or any Purchaser Indemnified Person claiming indemnification hereunder (in either case, an “Indemnified Person”): (i) stating that such Indemnified Person has paid or incurred Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or incurred, the basis for such liability, and the nature of the inaccuracy or breach of warranty or covenant to which such item is related (such certificate, a “Claim Certificate”), the Indemnifying Person shall have sixty (60) days to object in a written statement to the claim made in the Claim Certificate, and such statement shall have been delivered to the Indemnified Person prior to the expiration of such sixty (60) day period.

          (d) Resolution of Conflicts; Arbitration.
               (i) In the event that the Indemnifying Person shall object in writing to any claim or claims made in any Claim Certificate within thirty (30) days after delivery of such Claim Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.
               (ii) If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by a panel of a single arbitrator, who shall be chosen by agreement between the Stockholder and the Purchaser. In the event that the parties are unable to agree, the arbitrator shall be chosen by agreement between the two arbitrators nominated by the respective parties.
               (iii) The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of a majority of the three arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.
               (iv) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the rules then in effect of the American Arbitration Association for commercial disputes, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.
          (e) Third-Party Claims.
               (i) If any third party shall notify an Indemnified Person with respect to any matter (hereinafter referred to as a “Third Party Claim”), which may result in Losses that are indemnifiable by any Indemnifiable Person, then the Purchaser (if such Indemnified Person is a Purchaser Indemnified Person) or the Stockholder (if such Indemnified Person is a Stockholder Indemnified Person) shall give prompt notice to the Indemnifying Person (and in any event within thirty (30) days) of the Indemnified Person becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to the Indemnified Person; provided, however, that no delay or failure on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any obligation hereunder unless the Indemnifying Person is thereby materially prejudiced (and then solely to the extent of such prejudice).
               (ii) In case any Third Party Claim is asserted against any Indemnified Person, and the Indemnified Person notifies the Indemnifying Persons thereof pursuant to Section 8.2(f)(i) above, the Indemnifying Persons will be entitled, if they so elect by written notice delivered to the Indemnified Person within sixty (60) days after receiving the Indemnified Person’s notice, to assume the defense thereof, at the expense of the Indemnifying Person; provided, that (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Person which could have a material adverse effect on the business or operations of the Indemnified Person, and (C) counsel selected by the Indemnifying Person is reasonably acceptable to Indemnified Person. If the Indemnifying Person so assumes any such defense, the Indemnifying Person shall conduct the defense of the Third Party Claim actively and diligently. The Indemnifying Person shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed.
               (iii) In the event that the Indemnifying Person assumes the defense of the Third Party Claim in accordance with Section 8.2(f)(ii) above, the Indemnified Person may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of the Indemnified Person. The Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. The Indemnified Person will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnifying Person and material to the claim and will make available all officers, directors and employees reasonably requested by the Indemnifying Person for investigation, depositions and trial.
               (iv) In the event that the Indemnifying Person fails or elects not to assume the defense of the Indemnified Person against such Third Party Claim, which the Indemnifying Person had the right to assume under Section 8.2(f)(ii) above, (A) the Indemnified Person shall have the right to undertake the defense and (B) the Indemnified Person shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnifying Person is not entitled to assume the defense of the Indemnified Person or its affiliates against such Third Party Claim pursuant to Section 8.2(f)(ii) above, the Indemnified Person or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person or its affiliates need not consult with, or obtain any consent from, the Indemnifying Person in connection therewith); provided, however, that except with the written consent of the

Indemnifying Person, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Indemnifying Person. In each case, the Indemnified Person shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Person will cooperate with the Indemnified Person or its affiliates in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Person and material to the claim and will make available all individuals reasonably requested by the Indemnified Person for investigation, depositions and trial.
     8.3 Cumulative Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party agrees not to assert claims for punitive damages against any other party.
     8.4 Right of Setoff. Upon notice to the Stockholder, Purchaser may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable to the Stockholder, including without limitation, the Milestone Payments and any amounts owed by Purchaser to the Stockholder under the terms of the License Agreement. Neither the exercise, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.
SECTION 9
MISCELLANEOUS
     9.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, confirmed facsimile, confirmed electronic transmission or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,
          (a) if to Purchaser, to:
Micrus Endovascular Corporation
821 Fox Lane
San Jose, CA 95131
Attention: Carolyn Bruguera, Esq.
Facsimile No.: (408) 433-1448
Telephone No.: (408) 433-1581
Email: cbruguera@micruscorp.com
with a copy to:
Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road
Menlo Park, CA 94025
Attention: Louis D. Soto, Esq.
Facsimile No.: (650) 614-7401
Telephone No.: (650) 614-7400
Email: lsoto@orrick.com
          (b) if to the Stockholder or the Company, to:
Cleveland Clinic Innovations
10265 Carnegie Avenue
Cleveland, OH 44106
Attention: Executive Director
Facsimile No.: (216) 445-6514
Telephone No.: (216) 445-4008
Email: coburnc@ccf.org
with a copy to:
Office of the General Counsel
The Cleveland Clinic Foundation
1950 Richmond Road
Lyndhurst, OH 44124
Facsimile No.: (216) 297-7005
Telephone No.: (216) 297-7005
Email: shanahk@ccf.org
     9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 26, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.
     9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     9.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     9.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     9.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.8 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the parties and their respective successors and assigns.
[Signature Page Follows]

     The parties have duly executed this Stock Purchase Agreement as of the date first above written.

“PURCHASER”	MICRUS ENDOVASCULAR CORPORATION

By:

Name: Robert Stern
Title: President

“STOCKHOLDER”	THE CLEVELAND CLINIC FOUNDATION

By:

Name: David Strand
Title: Chief Emerging Business Officer

“COMPANY”	REVASC TECHNOLOGIES, INC.

By:

Name: Christopher Coburn
Title: President and Chief Executive Officer
SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

COMPANY DISCLOSURE SCHEDULE
Section 3.1(a)

	Delaware	Ohio
Good Standing Certification		July 20, 2006
Incorporation:	July 19, 2006
Section 3.1(b)
All fictitious names (if any) under which the Company or its predecessors has conducted business: None
Section 3.4: Conflicts

Any provision of the Certificate of Incorporation, Bylaws or equivalent organizational documents of the Company, in each case as amended to date	None

Any mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise or license to which the Company, the Stockholder or any of their respective properties or assets is subject
None

Any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Stockholder or their respective properties or assets.	None
Section 3.5: Required Consents
None
Section 3.7: Financial Statements; Liabilities
None
Section 3.9(a): Operations/Company Contracts
Amended and Restated Technology License Agreement by and between The Cleveland Clinic Foundation and Revasc Technologies, Inc. effective as of July 31, 2006, amended and restated as of October 26, 2007

Section 3.9(b): Operations/Other
None
Section 3.10a: Tax Matters
Section 3.10j: Tax Matters
All jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the
Company: None
Section 3.13(b): Intellectual Property
(1) None
Section 3.13(d): IP Agreements
No exceptions
Section 3.13(g): Ownership Transfers
None
Section 3.13(g): Licensors
None
Section 3.13(h): IP Clawback Agreements
None

EXHIBIT A
CERTAIN DEFINITIONS
“Acquired Technology” shall mean the Company Intellectual Property acquired upon the consummation of the Acquisition.
“Affiliates” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or member of a Person or any corporation, partnership, trust or other entity in which any Person has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.
“Device” shall mean any endovascular bypass medical device and system designed and developed by Purchaser for use in humans that is based on the Acquired Technology and is within the scope of the claims of the Device Patents.
“Device Patents” shall mean the following United States, international and foreign patents and patent applications (including provisional applications):

Title	Application Number	Publication Number	Date Filed
A Method and Apparatus for Increasing Blood Flow through an Obstructed Blood Vessel	60/764,206 (Expired)	—	2/1/2006

A Method and Apparatus for Increasing Blood Flow through an Obstructed Blood Vessel	60/793,588 (Expired)	—	4/20/2006

A Method and Apparatus for Increasing Blood Flow through an Obstructed Blood Vessel	11/700,987	US 20070208367 A1	2/1/2007

Method and Apparatus for Increasing Blood Flow through an Obstructed Blood Vessel	PCT/US2007/002750	WO7089897	2/1/2007
“Related Agreements” shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the License Agreement and any amendments thereto, the Consulting Agreements and the Noncompetition Agreements.

EXHIBIT B
AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT
          THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is effective as of the thirty-first day of July, 2006 (the “Effective Date”), and is amended and restated as of the 26th day of October, 2007 (the “Restatement Date”), by and between The Cleveland Clinic Foundation, a non-profit Ohio corporation (“Licensor” or “CCF”), and Revasc Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
          WHEREAS, Licensor’s scientists working at The Cleveland Clinic (the “Clinic”) have invented certain Licensed Technology with applicability in the Field of Use and have in accordance with the policies of the Clinic assigned such Licensed Technology to Licensor;
          WHEREAS, Licensor desires to grant to Licensee a license to the Licensed Technology in order to develop and commercialize it, and Licensee desires such license;
          WHEREAS, Licensor is the sole shareholder of Licensee’s equity interests and has agreed with Micrus Endovascular Corporation (“Micrus”) under that certain Stock Purchase Agreement dated October 26, 2007 (the “Stock Purchase Agreement”) to sell 100% of the outstanding equity interests in Licensee to Micrus;
          WHEREAS, Licensor and Licensee desire that such sale of stock under the Stock Purchase Agreement be consummated; and
          WHEREAS the amendment and restatement of this License Agreement as stated herein is a condition to such consummation;
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1
Definitions
     Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:
1.1. “Agreement” has the meaning set forth in the Preamble.
1.2. “Affiliate” as applied to Licensee means any company or other legal entity other than Licensee or Licensor, in whatever country organized, controlling or controlled by or under common control with the Licensee. Whereby the term “control” means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract, or otherwise.

1.3. “Confidential Information” means all confidential or proprietary information received by either Party from the other Party, during the negotiation of this Agreement, the Agreement itself, or information provided under this Agreement or relating to the Licensed Technology including any uses, processes, methods, formulations, clinical data, test results, research and development plans, pricing policies, business plans, sales, information relating to customer identities, characteristics and agreements, financial information and projections, trade secrets, work in progress, future development, marketing, and investors whether in oral, graphic, electronic or any other media or form.
1.4. “Effective Date” has the meaning set forth in the Preamble.
1.5. “FDA” means the United States Food and Drug Administration or any successor agency thereto or any foreign governmental regulatory authority in the Territory involved in the granting of approvals for the manufacture, sale and/or reimbursement of a Product.
1.6. “Field of Use” Means, worldwide, any and all therapeutic products, processes, devices, or methods within any of the Valid Claims.
1.7. “Improvement” means any invention, discovery, development, or modification made during the term of this Agreement by the Investigators or either of them while an employee of Licensor that falls within the scope of the Field of Use, is covered by one or more Valid Claims of a Licensed Patent, and is useful to practice the Licensed Technology.
1.8. “Investigator(s)” means [***].
1.9. “Licensed Know-How” means any information related to the practice and use of the Licensed Patents in the Field of Use, including research data, formulations, designs, manufacturing processes, testing and test results, clinical trial data, process information, trade-secrets and other information that is known by the Investigator(s) during their respective employment by the Licensor and owned by the Licensor, including all Improvements, modifications and enhancements thereto, which Licensor has the right to disclose and license to the Licensee.
1.10. “Licensed Patents” shall refer to and mean those patent and patent applications listed on Exhibit A and any U.S. or foreign patent applications, reissues, extensions, renewals, reexaminations, certificates of invention, substitutions, divisionals, and continuations thereof or any parent application thereof, and the foreign equivalents thereof, and having the same priority date as the parent applications, and all patents and patent applications for Improvements thereto.
1.11. “Licensed Product” means any device that, if, where, and when made or sold by someone other than the patent owner or its licensee, would infringe one or more issued, valid, and unexpired Valid Claims.
1.12. “Licensed Technology” means the Licensed Patents and Licensed Know-How, together with all intellectual property rights therein.

1.13. “Licensee” has the meaning set forth in the Preamble and in Section 11.2.
1.14. “Licensee’s Material Breach” has the meaning set forth in Section 7.2 (Termination by Licensor).
1.15. “Licensor” has the meaning set forth in the Preamble.
1.16. “Licensor’s Material Breach” has the meaning set forth in Section 7.3 (Termination by Licensee).
1.17. “Net Sales” means the revenues actually received by Licensee (or its Affiliates and Sublicensees), in accordance with U.S. generally accepted accounting principles (GAAP), consistently applied by Licensee, for sales of Licensed Products by or on behalf of Licensee or any of its Affiliates or Sublicensees, less only the sum of the following: (a) usual trade discounts granted to and taken by customers; (b) sales, tariff duties and/or use taxes directly imposed on actual sales of Licensed Products; (c) outbound transportation costs prepaid or allowed and transportation insurance; and (d) amounts allowed or credited on returns or rejections, not exceeding the original invoice amount; provided, however, that the sale by Licensee to its Affiliates shall not be counted in Net Sales, and resales by distributors shall not be treated as Net Sales by Sublicensees for purposes of this definition.
1.18. “Patent Costs” means any ongoing out-of-pocket costs incurred or to be incurred, including government fees and attorneys’ fees, in the course of preparing, filing, prosecuting and maintaining any of the Licensed Patents.
1.19. “Party” or “Parties” has the meaning set forth in the Preamble.
1.20. “Person” or “Persons” means any individual, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, or other legal entity of any kind, foreign or domestic.
1.21. “Product” means:
(a) Any product or service that is covered in whole or in part by a Valid Claim in the Licensed Patents in the country in which the product or service is made, used, leased, offered for sale, or sold, or incorporates Licensed Know-How;
(b) Any product which is manufactured using a process which is covered in whole or in part by a Valid Claim in the Licensed Patents in the country in which the process is used, or where such process incorporates Licensed Know-How; or,
(c) Any product or service which is used according to a method which is covered in whole or in part by a Valid Claim in the Licensed Patents in the country in which the method is used, or where such product or service incorporates or relies upon Licensed Know-How.
1.22. “Regulatory Approval” has the meaning set forth in Section 3.3 (Regulatory Approval).
1.23. “Restatement Date” has the meaning set forth in the Preamble, it being understood that the Restatement Date will be the same as the Closing Date under the Stock Purchase Agreement.
1.24. “Term” has the meaning set forth in Section 7.1 (Term).
1.25. “Valid Claim” means any pending or issued claim(s) of any Licensed Patent that has not been (a) permanently revoked, canceled or withdrawn, (b) subject to a final rejection with no chance of appeal or continuation, (c) nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and (d) which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. In the event that a claim has been pending for greater than 7 years, such claim shall not be considered a Valid Claim until such claim is allowed.
Section 2
Licenses
2.1.	License Grant.

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term an exclusive, worldwide license to use the Licensed Technology in the Field of Use to (i) make, have made, develop, use, import, export, distribute, market, promote, offer for sale, and sell Products in the Field of Use, and (ii) practice in the Field of Use any method, process or procedure claimed within the Licensed Technology.

2.2.	Sublicensing Rights.

Licensor grants to Licensee the limited right to grant sublicenses to third parties, including Affiliates, (“Sublicensee(s)”) under this Agreement provided that any such sublicense by Licensee of its rights shall be in writing, shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement, and shall include an obligation for the sublicensee to comply with the applicable obligations of this Agreement as if such provisions used the word “Sublicensee” in lieu of “Licensee,” including, without limitation, Section 7 (Termination), Section 8.4 (Infringement of Third Party Rights), 8.5 (Patent Marking), and 8.6 (Confidential Information), and Section 9 (Indemnification and Insurance). Licensee shall promptly notify Licensor in writing of the existence of any sublicense and of the rights granted herein, and provide a copy of any such sublicense. Furthermore, Licensee shall notify Licensor in writing if any Sublicensee fails to reasonably comply with the provisions of this Agreement. Licensee shall assume the same responsibility for the activities of its Sublicensees as if the activities were directly those of Licensee.

2.3.	Retained Rights; Requirements.
     2.3.1. Licensor’s Research Rights. Licensor shall retain an irrevocable, royalty-free, fully-paid up, nonexclusive right to practice, make and use the subject matter described and/or claimed in the Licensed Technology for its own internal, non-commercial educational or research purposes.
     2.3.2. Right to Publish. Licensor shall retain the right to publish scientific findings from research related to the Licensed Technology subject to the terms of Section 8.5 (Confidential Information) upon prior notice to Licensee.
     2.3.3. Research Transfers. Licensor shall retain the right to transfer Licensed Technology to academic or research institutions for non-commercial research use subject to the terms of Section 8.6 upon prior notice to Licensee. Licensor shall provide Licensee with a copy of any agreement directed to such a transfer of the Licensed Technology within thirty (30) days of its execution.
     2.3.4. Federal Funding. Licensor affirms that none of the Licensed Patents nor the development of any Licensed Technology was supported by federal funding in any form.
2.4. Ownership of Improvements.
The Licensor agrees to promptly disclose to the Licensee all Improvements in writing within thirty (30) days of disclosure of such Improvement. Each Party agrees to cooperate in any reasonable manner with the other to obtain, perfect and enforce, Licensor’s right, title and interest in any and all countries in the Improvements and Licensee’s rights under this Agreement with respect thereto. Licensor acknowledges that any improvements made by or for the Licensee shall be the property of the Licensee, and Licensor shall have no right, title or interest therein.
2.5. No Additional Rights. Nothing in this Agreement shall be construed to confer any rights on Licensee by implication, estoppel, or otherwise as to any technology or patent rights of Licensor other than the rights to the Licensed Technology granted herein, regardless of whether such technology or patent rights shall be dominant or subordinate to any rights to Licensed Technology.
Section 3
Development, Commercialization and Regulatory Approvals
3.1. Licensee’s Diligence.
  Licensee accepts that commercialization of Products is of utmost importance to Licensor. Licensee shall use commercially reasonable efforts to bring the Product(s) to market through a thorough, vigorous and diligent program for exploitation of the Licensed Technology as timely and efficiently as possible; provided, however, that:

(i) if Licensor at any time believes that Licensee is out of compliance with its diligence obligations, Licensor shall, prior to taking any other action with respect thereto, notify Licensee of such belief and Licensor’s grounds therefor, including a reasonably detailed written statement of the minimum steps that Licensor believes Licensee would have to take during the ensuing year to bring itself into compliance with such obligations. In such event, if Licensee believes in good faith that it is in compliance with such diligence obligations, or that such steps are more than would be required in order to bring Licensee into such compliance during such ensuing year, Licensee may seek to resolve the matter with Licensor, either through good faith negotiations between the Parties or pursuant to Section 10. If such resolution is that Licensee must take certain steps during the then ensuing year in order to be in compliance with its diligence obligations, Licensee will be required (for the satisfaction of such diligence obligations) to take those steps during that period, unless, at any time, the Diligence Safe Harbor described in clause (ii) below in this section is satisfied; and
(ii) Licensor agrees that Licensee will be deemed for all purposes to have fully complied with its diligence obligations if the following safe harbor provision (the “Diligence Safe Harbor”) is satisfied. The Diligence Safe Harbor will be satisfied if all six of the “Milestones” described in Section 1.3 of the Stock Purchase Agreement, less any amounts for which CCF is liable pursuant to Section 8 of the Stock Purchase Agreement, have been paid to CCF, either pursuant to the payment schedule set forth in the Stock Purchase Agreement or as follows: (A) Micrus may at any time accelerate the payment to CCF of one or more of such Milestones (less any such amounts for which CCF is liable pursuant to Section 8 of the Stock Purchase Agreement), and thereby satisfy the Diligence Safe Harbor; (B) if Licensee has not, on or before the sixth (6th) anniversary of the Restatement Date, obtained the CE Mark for any Product and has also at that time not obtained FDA marketing approval for any Product (whether or not the same Product), then the criteria for the Diligence Safe Harbor will be deemed not to be satisfied unless, on or before such sixth anniversary, Micrus exercises (or has exercised) its option under clause (ii)(A) above to accelerate the payment all of the six Milestone payments (less any such amounts for which CCF is liable pursuant to Section 8 of the Stock Purchase Agreement) that have not theretofore been paid by Micrus to CCF; and
(iii) in any event, Licensor’s sole remedy for any failure of diligence by the Licensee will be to terminate the licenses granted under this License Agreement.
3.2. Development Reports. Within thirty (30) days following the anniversary of the Restatement Date, Licensee will provide Licensor with a written statement summarizing Licensee’s product development activities during the year since the Restatement Date. Licensee’s obligation to provide Licensor with such annual reports will continue for a Product until the First Commercial Sale of that Product.
3.3. Regulatory Approval. Licensee will be solely responsible, at Licensee’s sole cost and expense, for securing any federal (including FDA), state, or local regulatory approval necessary for commercial sale of Products (“Regulatory Approval”). Licensor will provide reasonable cooperation through providing Licensee, upon Licensee’s written request and in a timely fashion, with all documentation and information reasonably necessary to secure such Regulatory Approval.
Section 4
Royalties and Other Consideration
4.1. Royalties on Net Sales. No later than sixty (60) days after June 30 and December 31 of each year following the first commercial sale anywhere in the world of a Licensed Product by Licensee or its Affiliates or Sublicensees, Licensee shall pay to Licensor: (i) a royalty of [***] of Net Sales received by Licensee and its Affiliates and Sublicensees during the six-month period ending on such June 30 or December 31 (the respective “Semi-Annual Periods”), as the case may be; provided, however, that no royalty will accrue or become payable with respect to any Licensed Product sold anywhere in the world following the [***] anniversary of such first commercial sale.
4.2. Reporting and Payment. Within sixty (60) days of the end of each Semi-Annual Period, Licensee shall deliver to Licensor complete and accurate reports, giving such particulars of the Net Sales of Licensee and its Affiliates and Sublicensees during such Semi-Annual Period under this Agreement as shall be pertinent to a royalty accounting hereunder. If no royalties shall be due, Licensee shall so report. Payments shall be paid in United States Dollars in Cleveland, Ohio, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate stated in the Wall Street Journal on the last business day of the Semi-Annual Period to which such royalty payments relate.
4.3. No Other Payments. Except as stated in this Section 4, Licensee will have no obligation to pay Licensor a performance Milestone Payment, a Royalty payment, or license maintenance fee as a consideration for this license.

Section 5
Recordkeeping
5.1. Books and Records. Licensee will maintain documentation detailing Licensee’s efforts to develop Products for commercial sale, and thereafter will maintain accurate records detailing all commercial sales of Licensed Products for five (5) years following the end of the calendar year to which they pertain. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, filings made to the Internal Revenue Service to obtain tax credit, if available, for research and development of Products, submissions and records relating to obtaining Regulatory Approval, and sales records of Licensee or Sublicensees. Such books and records shall be preserved for the Term of this Agreement and for a period of not less than five (5) years after the termination of this Agreement.
5.2. Audit. Licensee shall have the right to audit the books and records of the Licensee and all Sublicensees. Upon a minimum notice of fifteen (15) business days and during regular business hours, Licensor shall have the right to engage an independent certified public accountant, to which the Licensee or Sublicensee does not reasonably object, to review all books and records necessary to confirm Licensee’s and Sublicensee’s compliance with its obligations under this Agreement, provided that Licensor shall not conduct more than one audit of Licensee and each Sublicensee in any twelve (12) month period, and such audit shall not unreasonably disrupt Licensee’s or Sublicensee’s business.
Section 6
Limitation of Liability; Warranty Disclaimer; Indemnification
6.1. EXPRESS DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR IS PROVIDING THE LICENSED TECHNOLOGY “AS IS” AND WITH ALL FAULTS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR VALIDITY OR ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHTS OR NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF TECHNOLOGY OR INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT. IN NO EVENT WILL LICENSOR, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYERS AND AFFILIATES, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE. LICENSOR WILL

HAVE NO RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO PRODUCTS.
6.2. Licensor Representations and Warranties. Licensor hereby represents and warrants to Licensee that, as of the Effective Date and also as of the Restatement Date, to its knowledge:
     (i) Licensor is the owner of sufficient right, title, interest in the Licensed Technology and sufficient authority to grant Licensee the licenses set forth herein.
     (ii) Licensor has not issued any additional licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims in the Field of Use (whether or not outside of the “Field of Use” as defined prior to the amendment and restatement of this Agreement) limiting Licensor’s rights or the rights of the Licensee under this Agreement or which may reasonably lead to a claim of infringement or invalidity regarding, any part or all of the Licensed Technology or its use; and
     (iii) Licensor has no knowledge of infringement of, or conflict with, any license, patent, or other intellectual property right of any other third party and there is no known claim pending, filed or threatened against Licensor, of infringement, interference or invalidity regarding any part or all of the Licensed Technology or its use.
6.3. Disclaimer. Except as expressly provided in Section 6.2, nothing in this Agreement will be construed as:
(a) A warranty or representation by Licensor as to the validity or scope of any of the Licensed Technology;
(b) A warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Technology, will or will not infringe patents or other intellectual property rights of third parties;
(c) An obligation of Licensor to furnish any know-how or information other than the Licensed Know-How;
(d) An obligation of Licensor to provide any services to Licensee; or
(e) An obligation of Licensor to bring or prosecute actions or suits against third parties for infringement of patents or other proprietary rights.
6.4. Licensee Representations and Warranties.
6.4.1. Licensee hereby represents and warrants to Licensor that as of the Effective Date, to its knowledge, the execution and performance of Licensee’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

6.4.2. Licensee hereby represents, warrants and covenants to Licensor that all Products produced under the licenses granted herein will be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.
6.4.3. Licensee hereby represents and warrants to Licensor that Licensee is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this agreement.
Section 7
Term and Termination
7.1. Term. Unless terminated earlier under the provisions of this Section 7, the term (the “Term”) of this Agreement will begin on the Effective Date and end upon the last to expire Valid Claim of the Licensed Patents. If the term of this Agreement is not so terminated prior to such expiration, all then-remaining licenses to Licensee hereunder shall, upon and after such expiration, become nonexclusive, royalty-free, paid-up and irrevocable.
7.2. Termination by Licensor. Upon Licensee’s Material Breach of this Agreement by Licensee, Licensor shall have the right to terminate this License by providing ninety (90) days prior written notice to Licensee. Subject to Article 10, this termination will become effective at ninety (90) days following receipt of such notice unless Licensee shall have remedied such breach or is able to demonstrate, with supportive documentation or evidence, substantial progress towards remedying such Licensee’s Material Breach; provided, however, that if Licensee disputes in good faith that the claimed breach exists, such ninety (90) day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith. Nothing in this Section 7.2 shall prohibit Licensor from pursuing any other remedies at law which it may have in connection with Licensee’s material breach.
7.3. Termination by Licensee. Licensee may, at its option, terminate this Agreement in its entirety:
(a) By giving at least ninety (90) days written notice of such termination to Licensor; or
(b) Upon any Licensor’s Material Breach under this Agreement, which Licensor fails to remedy within sixty (60) days after written notice thereof by Licensee; provided, however, that if Licensor disputes in good faith that the claimed breach exists, such ninety (90) day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith. Licensor’s Material Breach shall include Licensor’s breach of Section 6.2 (Licensor Representations and Warranties).
Nothing in this Section 7.3 shall prohibit Licensee from pursuing any other remedies at law which it may have in connection with Licensor’s Material Breach.

7.4. Termination due to Licensee Insolvency. This Agreement shall terminate upon the filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty (60) days after the filing thereof, or if Licensee will propose or be a party to any dissolution or liquidation, or if Licensee will make an assignment for the benefit of its creditors, or if at any time Licensee enters into proceedings for winding up or dissolution of business.
7.5. Effects of Termination.
     7.5.1. Termination of License. Upon a termination of this Agreement in its entirety under Section 7.2 (Termination by Licensor), Section 7.3(a) (Termination by Licensee) or Section 7.4 (Termination due to Licensee’s Insolvency), Licensee’s rights to the Licensed Technology granted hereunder and all use thereof will terminate and any and all rights in the Licensed Technology, including Licensee’s rights to Improvements, will revert back to Licensor.
     7.5.2. Regulatory Approvals. Upon termination of this Agreement for any reason other than breach by Licensor, Licensee will permit Licensor and its future licensees to utilize, reference, and otherwise have the benefit of all Regulatory Approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the Products. The Parties agree to negotiate and in good faith arrive at a value to be paid to Licensee for the preceding upon the termination of this Agreement.
     7.5.3. Accrued Obligations. Expiration or termination of the Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination.
7.6. Survival. Upon expiration or termination of this Agreement, Section 6 (Disclaimer), Section 7 (Effects of Termination), Section 8.6 (Confidential Information), Section 9 (Indemnification and Insurance), Section 10 (Alternative Dispute Resolution) and Section 11 (Miscellaneous) will, with related definitions, survive and remain in full force and effect.
Section 8
Protection of Intellectual Property Rights
8.1. Patent Prosecution. Following the Restatement Date, Licensee shall assume from Licensor all control over the prosecution and maintenance of the Licensed Patents, unless Licensee reasonably determines that continued maintenance is not merited or that continued prosecution is not likely to result in the issuance of a patent in the relevant region. Licensee shall bear all of its expenses for such activities following the Restatement Date, and shall receive no credits with respect thereto against any royalties or Milestones that may become owning to Licensor hereunder or under the Stock Purchase Agreement. Licensor shall, within fifteen (15) business days following the Restatement Date, provide Licensee and its counsel with the complete files of Licensor and its counsel with respect to the prosecution and maintenance of the Licensed Patents, through that time. Furthermore, both Parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement. In the event that Licensee elects to cease prosecution or abandon any applications or issued Licensed Patents (hereinafter “Forsaken Applications and Patents”), Licensee shall provide Licensor at least thirty (30) days written notice to take over prosecution or maintenance of such Forsaken Applications and Patents. In such event, Licensor shall have the right, but not the obligation, to commence or continue to prosecute or maintain the Forsaken Applications and Patents. At all times Licensor shall retain sole ownership and control of all Licensed Patents, including all Forsaken Applications and Patents.
8.2. Patent Extensions. Licensee and Licensor agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under 35 U.S.C. §§154(b), 155A, and 156. Licensor and Licensee hereby agree to provide each other with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approval granted, and the timing of the same. Licensee and Licensor acknowledge that extensions under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product is permitted to be commercially marketed or used, and that failure to promptly provide the necessary information or assistance needed during such sixty (60) day period may result in a loss of patent rights in the Licensed Patents.
8.3. Patent Costs Payments.
     Commencing on the Effective Date of this Agreement, Licensee shall reimburse Licensor for all Patent Costs incurred by Licensor after such Effective Date for such patent related expenses, up to the Restatement Date. Licensee shall remit payment within thirty (30) days after Licensee’s receipt of invoices for the same.
8.4. Enforcement/Defense of Licensed Patents.
8.4.1. Notice. Each Party shall provide written notice to the other Party of the specific details of any alleged infringement by a third party of the Licensed Patents in the Field of Use or misappropriation of the Licensed Know-How in the Field of Use.
8.4.2. Licensee Enforcement against Third Party Infringement. During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringements of the Licensed Technology in the Field of Use, provided that Licensee will (i) use counsel reasonably acceptable to Licensor, (ii) keep Licensor reasonably informed regarding the progress of any litigation and settlement discussions with any alleged infringer, and (iii) copy Licensor on all documents and correspondence. In furtherance of such rights, Licensor hereby agrees that Licensee may join Licensor as a party plaintiff or defendant, as applicable, in any such suit, or if necessary, prosecute such suit solely in the name of Licensor, without expense to Licensor. Licensee shall control any such proceeding and Licensor shall cooperate with Licensee. Licensee shall hold harmless and indemnify Licensor from and against any order for costs arising without fault of Licensor that may be made against Licensor or Licensee in such proceedings. The total cost of any infringement action commenced or defended solely by Licensee shall be borne by Licensee. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without consent of Licensor, which consent shall not unreasonably be withheld.
8.4.3. Licensor Enforcement against Third Party Infringement. If within six (6) months after having been notified of any alleged infringement Licensee shall have been unsuccessful in causing the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify Licensor at any time prior thereto of its intention not to bring suit against any alleged infringer, or if Licensor has granted a license to a third party to the Licensed Technology outside the Field of Use, then in those events only, Licensor shall have the right, but shall not be obligated to prosecute at its own expense any infringement of the Licensed Technology and, in furtherance of such rights, Licensee hereby agrees that Licensor may join Licensee as a party plaintiff in any such suit, without expense to Licensee. Licensor shall control any such proceeding and Licensee shall cooperate with Licensor. Licensor shall hold harmless and indemnify Licensee from and against any order for costs arising without fault of Licensee that may be made against Licensee or Licensor in such proceedings. No settlement, consent judgment or other voluntary final disposition of the suit that interferes with Licensee’s rights under this Agreement may be entered into without the consent of Licensee, which consent shall not be unreasonably withheld.
8.4.4. Recovery. If either Party shall undertake the enforcement and/or defense of the Licensed Patents by litigation pursuant to Sections 8.4.2 or 8.4.3, any recovery or damages (whether by way of settlement or otherwise) received as a result of any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of either Party, then to reimburse Licensor for any Earned Royalty withheld pursuant to Section 8.4.5, and then the remainder shall be divided between the Parties as follows: (i) as to recoveries obtained in proceedings initiated and controlled by the Licensee, Licensor shall receive from the portion of such remainder, if any, that represents damages for lost sales, an amount equal to the Royalty it would have received under Section 4 if Licensor had earned such revenue through the sale of Licensed Products (when the royalty percentage stated in Section 4.1 is applied to such portion of such remainder) and Licensee shall retain the balance; and (ii) as to recoveries obtained in proceedings initiated and controlled by the Licensor pursuant to Section 8.4.3, Licensor shall retain such remainder.
8.4.5. Licensee Defense of Infringement. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to Licensee alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Licensee’s exercise of Licensed Technology, Licensee shall have the right to defend at its own expense such action, suit or proceeding. Licensee shall have the right to offset against fifty percent (50%) of the royalties otherwise due Licensor under Section 4, including reasonable attorney’s fees, incurred in the defense of the Licensed Technology. Licensee shall hold harmless and indemnify Licensor from and against any order for costs arising without fault of Licensor that may be made against Licensee or Licensor in such proceedings. Licensor agrees to cooperate with Licensee at Licensee’s expense (excluding salaries, rent, utilities and other expenses typically treated as overhead), in connection with Licensee’s response to or defense of such action, suit or proceeding, or notice or threat thereof.

8.4.6. Party Cooperation. In the event that a Party shall undertake the enforcement and/or defense of the Licensed Technology by litigation pursuant to this Agreement, the other Party shall, at the request and reasonable expense (excluding salaries, rent, utilities and other expenses typically treated as overhead) of the Party undertaking such enforcement and/or defense, cooperate in all reasonable respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
8.4.7. Settlement Involving a Sublicense of Licensed Technology. Subject to Licensor’s consent which shall not be unreasonably withheld, Licensee may enter into a settlement, consent judgment or other voluntary final disposition of a suit including a sublicense to a third party for use of the Licensed Technology in the Field of Use, such sublicense being consistent with the terms of this Agreement as set forth in Section 2.2.
8.5. Patent Marking. Licensee will mark Licensed Products and/or packaging used in connection with Licensed Products sold or distributed by Licensee in the Territory with a notice that will provide that such Licensed Products are made under one or more of the Licensed Patents and will provide such notice in the manner and with such prominence as is customary for legal proprietary notices. All marking notices applied hereunder shall comply with applicable law.
8.6. Confidential Information. Each Party will maintain the Confidential Information of the other Party in confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of the Party who provided such Confidential Information. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will only grant access to the Confidential Information to its employees and sublicensees as necessary to carry out activities under this Agreement and such employees will have entered into non-disclosure agreements consistent with the terms of this Section 8.6. The obligations of confidentiality described above will not pertain to that part of any Confidential Information to the extent:
(a) such information was lawfully in a Party’s possession or control prior to the time it received the information from the other Party;
(b) such information was developed by a Party independently of and without reference to the Confidential Information;
(c) such information was at the time it was disclosed to or obtained by a Party, or thereafter became, available to the public through no fault of the Party holding such information;
(d) such information was lawfully obtained by a Party from a third party that has the right to disclose such information free of any obligations of confidentiality; or
(e) such information was required to be disclosed under court order or as otherwise required by law, provided that the party receiving confidential information provides the disclosing party prior written notice of such required disclosure and takes all steps reasonably required by the disclosing party to prevent or limit such disclosure.
8.7. Use of Names. Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any staff member, employee, or student or any trademark, service mark, trade name, or symbol or logo, or that is associated with it, without the other Party’s prior written consent.
Section 9
Indemnification and Insurance
9.1. Indemnification. Licensee will indemnify, defend and hold harmless (and cause its sublicensees to so indemnify, defend and hold harmless) Licensor and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorneys’ fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense, and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Products hereunder or from a breach by Licensee of any of its representations, warranties or obligations under this Agreement, provided, however, that Licensee will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by, (a) the material breach of this Agreement by Licensor, or (b) Licensor’s or any other Indemnitee’s gross negligence or willful misconduct. The Indemnitee will promptly give notice to Licensee of any claims or proceedings which might be covered by this Section 9.1 and Licensee will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensee will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which Licensee has an indemnity obligation hereunder. Licensor agrees to cooperate and provide reasonable assistance to such defense at Licensee’s expense. Licensor at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensor’s interests.
9.2. Insurance.
9.2.1. Licensee will at all times comply, by obtaining a policy of insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.
9.2.2. Licensee shall obtain at the appropriate time product liability and other insurance coverage appropriate to the risk involved in marketing Products, including coverage for human trials, will name the Licensor as additional insureds, and shall maintain such insurance coverage for the Term of this Agreement plus an additional six (6) years of tail coverage. Within ninety (90) days after the Effective Date and thereafter annually between January 1 and January 31 of each calendar year, Licensee will present evidence to Licensor that the coverage is being maintained. In addition, Licensee will provide Licensor with at least thirty (30) days’ prior written notice of any change in or cancellation of the insurance coverage.
9.2.3. Licensee shall insert this Section 9 in any sublicense, with the name of the sublicensee substituted for the name of the licensee therein, and to name Licensor as an additional insured party for the sale or other dispensation of Products.
Section 10
Alternative Dispute Resolution
10.1. Good Faith. The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly between officials who have authority to settle the controversy.
10.2. Mediation. If the matter has not been resolved by negotiation as set forth in Section 10.1 above within sixty (60) days following initiation of discussions between the Parties’ officials, the Parties will attempt in good faith to settle the dispute by mediation under the then-current rules of the American Arbitration Association (“AAA”). The neutral third party will be selected from the panel of neutrals of the AAA in accordance with the selection process of the AAA.
10.3. Arbitration. If the matter has not been resolved by mediation within sixty (60) days of the initiation of such procedure, or if either Party will not participate in a mediation, the dispute will be settled by binding arbitration in accordance with the then-current Commercial Rules of Arbitration of the AAA, by a sole arbitrator, mutually agreed upon by the Parties, selected from the AAA panel of neutrals in accordance with its procedure for the selection of arbitrators. In the event that the matter being resolved specifically focus on the scope, construction or validity of a Licensed Patent, the Parties agree that such sole arbitrator shall be a patent lawyer. The Parties shall have sixty (60) days in which to arrive at the selection of such arbitrator. The United States Arbitration Act, 9 U.S.C. §1-16, will govern the arbitration, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. The Parties agree that any mediation or arbitration will be held in Chicago, Illinois.
Section 11
Miscellaneous
11.1. Compliance with Law. Licensee agrees to comply with all applicable laws, rules and regulations. Without limiting the foregoing, by entering into this Agreement, the Licensee will comply with all applicable laws, rules and regulations including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn).

Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommendation of or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this agreement upon sixty (60) days’ written notice to the other Party.
11.2. Assignment. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns. For the avoidance of doubt, Licensor acknowledges and agrees that the licenses granted hereunder are transferable and assumable, and that Licensee may transfer or assign all of its rights to this Agreement and all rights or obligations hereunder with the prior written consent of Licensor, such consent not to be unreasonably withheld, except that transfer or assignment may be made without prior written consent if made to one of Licensee’s Affiliates or if made in connection with any merger, reorganization, or acquisition of all or substantially all of the assets of the Licensee bearing on this Agreement and the use or application of the Licensed Technology (except where the acquiror or surviving entity would be an entity that would, by virtue of doing business with Licensor, threaten Licensor’s status as a Section 501(c)(3) tax-exempt corporation). Licensee agrees to notify Licensor within thirty (30) days of any assignment or transfer of this Agreement by Licensee. Without limiting the generality of the forgoing, Licensor acknowledges that this Agreement and Licensee’s rights and obligations hereunder will be unaffected by the consummation of the transactions contemplated under the Stock Purchase Agreement, and that, should Licensee be then or thereafter merged or consolidated with Micrus or any affiliate of Micrus, then Micrus or such affiliate, as the case may be, shall thereupon become the “Licensee” hereunder.
11.3. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter. Neither party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.
11.4. Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
11.5. Notices. Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery including, but not limited to, hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party will have specified by written notice; provided that any notice of change of address will be effective only upon actual receipt.
If to Licensor:
General correspondence to:
Cleveland Clinic Innovations
10265 Carnegie Avenue
Cleveland, OH 44106
Attn: Executive Director
With copies to:
Office of General Counsel
The Cleveland Clinic Foundation
1950 Richmond Road
Lyndhurst, OH 44124
If to Licensee:
General correspondence to:
Revasc Technologies, Inc.
821 Fox Lane
San Jose, California 95131
Attention: General Counsel
11.6. Governing Law. This Agreement will be governed, construed, and interpreted in all respects in accordance with the laws of the State of Ohio without regard to provisions regarding the conflict of laws. If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

11.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.8. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.
11.9. Severability. The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of the Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of the Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes the Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.
11.10. Waiver of Compliance. The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.
11.11. Counterparts. This Agreement may be executed in counterparts, any of which may be executed and delivered via facsimile or other electronic delivery, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.
11.12. Authority. The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE CLEVELAND CLINIC FOUNDATION
By:
	Name:	David Strand
	Title:	Chief Emerging Business Officer

REVASC TECHNOLOGY, INC.
By:
Name:
Title:

EXHIBIT A
LICENSED PATENTS
U.S. Utility Application No.11/700,987, Filed 2/1/2007, “A METHOD AND APPARATUS FOR INCREASING BLOOD FLOW THROUGH AN OBSTRUCTED BLOOD VESSEL”, Henry Woo, MD, David Fiorella, MD, PhD. Publication Number US 20070208361 A1.
U.S. Application No.60/764,206, Filed 2/1/2006, “A METHOD AND APPARATUS FOR INCREASING BLOOD FLOW THROUGH AN OBSTRUCTED BLOOD VESSEL”, Henry Woo, MD, David Fiorella, MD, PhD. Expired.
U.S. Application No.60/793,588, Filed 4/20/2006, “A METHOD AND APPARATUS FOR INCREASING BLOOD FLOW THROUGH AN OBSTRUCTED BLOOD VESSEL”, Henry Woo, MD, David Fiorella, MD, PhD. Expired.
PCT Application No.WO2007US0002750, Filed 2/1/2007, “A METHOD AND APPARATUS FOR INCREASING BLOOD FLOW THROUGH AN OBSTRUCTED BLOOD VESSEL”, Henry Woo, MD, David Fiorella, MD, PhD. Publication Number WO7089897.

EXHIBIT C
SCHEDULE OF PARTIES TO NONCOMPETITION AND CONSULTING AGREEMENTS
[***]

EXHIBIT D
FORM OF NONCOMPETITION AND CONSULTING AGREEMENT
     THIS NONCOMPETITION AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 26, 2007, by and between Micrus Endovascular Corporation, a Delaware corporation (“Micrus”), and                     , an individual (“Consultant”).
RECITALS
     A. Micrus, The Cleveland Clinic Foundation, a non-profit Ohio corporation (the “Clinic”) and Revasc Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of the Clinic (the “Company”), have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of October 26, 2007, pursuant to which Micrus acquired all of the outstanding stock of the Company from the Clinic.
     B. As a condition to its willingness to enter into the Stock Purchase Agreement and to consummate the transactions contemplated therein, Micrus has required Consultant to agree, and Consultant has agreed, to the noncompetition, nonsolicitation and consulting covenants provided in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and to induce Micrus to enter into the Stock Purchase Agreement and to consummate the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant hereby covenants and agrees as follows:
     1. Noncompetition.
          (a) Consultant and Micrus agree that due to the nature of Consultant’s relationship with Company and the Clinic, Consultant has confidential and proprietary information relating to the business and operations of the Company and the Clinic and, following the stock purchase, Consultant will continue to acquire and will assist in developing additional confidential and proprietary information for Micrus. Consultant acknowledges that such information is of utmost importance to the business of Micrus and will continue to be so after the purchase. Consultant further acknowledges that based on Consultant’s unique skills, position and exposure to confidential and proprietary information of the Company and the Clinic and, following the sale, Micrus, the breach or threatened breach by Consultant of the provisions of this Agreement (including, but not limited to those set forth in Section 1(b) below) would cause irreparable harm to Micrus, which harm will not be adequately and fully redressed by the payment of damages to Micrus. Consultant further acknowledges and agrees that Consultant will be able to earn a livelihood without violating the restrictions set forth in this Agreement (including, but not limited to those set forth in Section 1(b) below).
          (b) During the period which shall commence at the Closing (as defined in the Stock Purchase Agreement) and shall terminate at the termination of the Service Period (as defined below).(such period, the “Restricted Period”), Consultant shall not (A) engage or participate in the Restricted Business, or (B) directly or indirectly (including without limitation, through any Affiliate (as defined below) of Consultant), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant in any entity or business, division, group, or other subset of any business, engaged (or to Consultant’s knowledge, planning to engage) in the Restricted Business. Consultant may, however, render services to the Company, Micrus and/or its Affiliates solely for the benefit of Micrus at Micrus’s direction pursuant to this Agreement.
          (c) Notwithstanding the foregoing provisions of Section 1(b) and the restrictions set forth therein, Consultant may own securities in any publicly held corporation that is covered by the restrictions set forth in Section 1(b), but only to the extent that Consultant does not own, of record or beneficially, more than 1% of the outstanding beneficial ownership of such corporation.
          (d) The restrictions set forth in Section 1(b) shall apply worldwide (the “Business Area”).
          (e) “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.
          (f) “Restricted Business” as used herein, means any business related to mechanical thrombectomy for acute stroke.
          (g) References to “Micrus” herein shall include all subsidiaries of Micrus and its Affiliates and shall include the Company following the stock purchase.
     2. Nonsolicitation of Micrus Employees. During the Restricted Period, Consultant shall not, without the prior written consent of Micrus, directly or indirectly (including without limitation, through any Affiliate of Consultant), (i) solicit or request any person who is at the time, or within six months prior thereto had been, an employee of or a consultant of Micrus to leave the employ of or terminate such person’s relationship with Micrus or (ii) employ, hire, engage or be associated with, or endeavor to entice away from Micrus any such person.
     3. Nonsolicitation of Customers. During the Restricted Period, Consultant shall not, directly or indirectly (including without limitation, through any Affiliate of Consultant) (i) solicit any existing customer of Micrus for the purpose of influencing such customer to cease doing business in whole or in part with Micrus or (ii) intentionally attempt to limit or interfere with any business agreement or relationship existing between Micrus and/or its Affiliates with any third party.

     4. Consulting Services.
          (a) Consultant will provide consulting services (the “Services”) to Micrus as described in, and in accordance with the time tables set forth in, Exhibit A attached to this Agreement (the “Statement of Work”).
          (b) Consultant shall conduct all Services in accordance with all applicable and generally accepted standards for scientific, preclinical (including animal studies), and clinical studies, including without limitation the FDA’s current Good Laboratory Practices (21 CFR, part 58), all as may be more fully provided in the Statement of Work (the “Applicable Standards”). Consultant shall at all times be responsible to remain current and updated as to all changes in the Applicable Standards.
          (c) Micrus may request reasonable changes to the Statement of Work prior to completion. No such proposed changes, including without limitation any associated changes in the price, fee schedules, and projected completion dates, shall be effective unless accepted in writing by authorized representatives of both Consultant and Micrus.
          (d) Consultant represents and warrants that Consultant is not under any obligation in conflict or in any way inconsistent with the provisions of this Agreement or its provision of the Services. Consultant represents and warrants that Consultant’s performance of the Services and this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust. Consultant warrants that it shall not, in the performance of any Services or in preparing to do so, violate any applicable law or infringe or misappropriate any intellectual properties of any third party, except to the extent due directly to Consultant’s following instructions given to it by Micrus. In no event shall Consultant be required under this Agreement to take any action that Consultant reasonably believes violates applicable law.
          (e) Consultant agrees to notify Micrus promptly if Consultant knows or has reason to believe that the Statement of Work or any instructions from Micrus would, if followed by Consultant, violate any applicable law or infringe or misappropriate any intellectual properties of any third party or be inconsistent with the Applicable Standards.
          (f) Consultant shall serve as a consultant to the Company for a period commencing at the Closing and terminating six months following the first commercial sale of the Device (as such term is defined in the Stock Purchase Agreement) (the “Service Period”) provided however the Service Period shall terminate prior to such date if the Company notifies Consultant that the Company no longer needs or wants the provision of Consultant’s Services. In the event that there has been no commercial sale of the Device prior to the fourth anniversary of the Closing, either party may terminate the Service Period by notifying the other party in writing of such termination.
     5. Project Materials. Micrus shall provide sufficient quantities of the Micrus materials, formulations or compounds to be tested, if any (the “Project Materials”). Consultant agrees that all such Project Material shall be and remain the sole and exclusive property of

Micrus. Project Material provided by Micrus will be used by Consultant only for the purpose described in the Statement of Work and will not be transferred to any third party without first obtaining written authorization from Micrus in each instance. Consultant agrees that it shall not, without Micrus’s express prior written authorization in each instance, analyze, disassemble, decompile, or otherwise reverse engineer any Project Materials, except to the extent the Statement of Work explicitly directs Consultant to do so. Upon completion of the Services, any unused Project Material will be returned to Micrus or destroyed at the sole discretion of Micrus.
     6. Communication, Visits, Results, and Reports.
          (a) Micrus will designate a Micrus Principal Contact to represent and coordinate Micrus activities related to performance of the Services. Consultant will identify a Principal Contact to represent Consultant in all matters relating to, and to coordinate Consultant’s performance of the Services. Unless otherwise provided in the Statement of Work, all communication between Consultant and Micrus regarding technical aspects of the Services shall be addressed to the designated Principal Contact of each party.
          (b) All results, reports, findings, conclusions, work papers, notebooks, electronic records, biological samples, prototypes, deliverables, and any other information or materials in any form or format arising out of performance of the Services by or for Consultant that relate to the Restricted Business (the “Project Results”) will be the sole property of Micrus and shall become part of the Confidential Information to be protected under this Agreement. Consultant will retain and preserve all Project Results in accordance with the Applicable Standards and as set forth in the Statement of Work. No Project Results will be destroyed or otherwise disposed of by Consultant without authorization in writing in advance from Micrus in each instance. Consultant shall, upon Micrus’s request from time to time, promptly deliver any and all Project Results and any work-in-process to Micrus.
          (c) Consultant shall prepare and provide one or more draft and final report(s) at the intervals, and upon completion of the Services, as more fully described in the Statement of Work. All reports shall be formatted and delivered to Micrus in accordance with the Statement of Work.
          (d) Micrus will be solely responsible, at its discretion in accordance with applicable law, for any reporting to appropriate government agencies any Project Results generated during performance of the Services.
          (e) Consultant shall notify Micrus and follow up in writing within 24 hours of becoming aware of any planned or actual inspections by the FDA or any other regulatory agency involving the Services or the facilities in which they are to be conducted and shall keep Micrus informed of the progress of such inspections and as to all matters raised by FDA or other regulatory agencies in respect thereof. Consultant shall notify and provide Micrus with copies of all correspondence including without limitation FDA form 483s, warning letters, and debarment notifications which could impact the timely performance of the Services or the quality or usefulness of any Project Results.

     7. Compensation. Micrus will, in accordance with the fee schedule set forth in Exhibit B attached to this Agreement (the “Fee Schedule”), and as complete compensation to Consultant, pay Consultant the fees set forth in the Fee Schedule. Consultant will be reimbursed only for expenses which are expressly provided for in the Fee Schedule or which have been approved in advance in writing by an authorized Micrus representative. Expense reimbursements will be made within thirty (30) days of receipt of Consultant’s invoice, provided Consultant has furnished such documentation for authorized expenses as Micrus may reasonably request. Otherwise, and except for the Project Materials, if any, Consultant shall supply without separate charge all facilities, utilities, equipment, supplies, personnel, information, rights, and other items required for the timely performance by Consultant of the Services.
     8. Confidentiality.
          (a) The term “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, but is not limited to, the subject matter of the Statement of Work, all Project Results, all non-public information relating to the identity, structure, sequence, characteristics, conformation, origin, biological activity, or potential uses of the Project Materials; inventions (whether or not patentable or reduced to practice), technology, formulas, processes, technical data, prototypes, specimens, samples, cell lines, “know how,” unpublished patent applications, research results or plans, notes and notebooks, product or development plans, test results or protocols, designs, drawings, engineering results or plans, market research or analysis, marketing plans, software (including source and object code), hardware configurations, algorithms, regulatory information, reagents, chemical formulas, business plans, personnel data, customer or prospects lists, existing or anticipated agreements or relationships with third parties, and financial information either disclosed by Micrus (whether conveyed in writing, orally, or through other tangible materials) or developed or discovered by or for Consultant in the course of performing the Services.
          (b) Consultant shall acquire no rights to Confidential Information except as expressly set forth in this Agreement. Consultant shall hold in confidence the existence of this Agreement and any Confidential Information related to this Agreement, the Project Materials, or the Statement of Work. Consultant shall not, without the prior written approval of an officer of Micrus in each instance, disclose Confidential Information to any third party nor use Confidential Information for any purpose, except as provided in the Statement of Work. Consultant agrees not to make or permit to be made any copies, progeny or duplicates of any Confidential Information except as Consultant may be directed to do so under the Statement of Work or as Micrus may otherwise expressly request. Upon completion of the Services, Consultant shall bring together and deliver to Micrus all Confidential Information. Notwithstanding the foregoing, Consultant shall maintain all rights to Confidential Information developed by Consultant that does not relate to the Restricted Business.
          (c) If Consultant is required to disclose the Confidential Information by law or court order, it may do so without breach hereof, but Consultant shall make reasonable efforts to notify Micrus sufficiently in advance of any disclosure to provide Micrus with a reasonable opportunity to seek protective orders related thereto.
          (d) Publication rights to Project Results shall be and remain the property of Micrus.  Consultant shall have no right to publish, present or otherwise discuss any data or other results obtained from performance of the Services without first obtaining the written consent of Micrus, which may be withheld in Micrus’s sole discretion.
          (e) The confidentiality provisions hereof are intended to supplement, and not to supersede, any rights Micrus may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information and will remain in full force and effect following any termination or expiration of this Agreement. The provisions of this Section 8 are intended to be for the benefit of Micrus and any third party that has entrusted information or physical material to Micrus in confidence.
     9. Intellectual Properties.
          (a) No right or license to Micrus’s intellectual property is granted or implied as a result of this Agreement or the Services, except to the limited extent necessary to conduct the Services during the term hereof. The transfer of Project Material provided herein does not constitute a public disclosure.
          (b) All right, title and interest in all Project Results and any and all inventions, data, improvements, discoveries, ideas, processes, formulas, techniques, works of authorship, and know-how, whether patentable or not, conceived, reduced to practice, authored, or otherwise created or developed by or for Consultant in the course of performing any Services or otherwise arising therefrom, and all intellectual property covering such inventions including without limitation rights to patents, patent applications, patents, and copyrights, shall be the property of Micrus, and Consultant hereby transfers and assigns the same to Micrus. Consultant shall communicate to Micrus any of the same promptly and fully upon their creation or development. Consultant shall execute all papers and take all actions that Micrus reasonably deems necessary or advisable for the filing and prosecution of patent applications or copyright or other registrations and, if appropriate, maintenance of patents or other rights or properties that may issue therefrom, including without limitation execution of any assignments or other agreements further evidencing Micrus’s ownership thereof. Inventorship shall be determined under principles of U.S. patent law and practice.
          (c) If Consultant uses in the Services or incorporates or causes to be incorporated into any Project Results any inventions, works of authorship, developments, improvements, data, materials, or trade secrets owned or controlled by Consultant, or to the extent that any inventions, works of authorship, developments, improvements, data, materials, or trade secrets owned or controlled by Consultant are required for any use or exploitation by Micrus of the Project Results, Consultant hereby grants to Micrus a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, copy, modify, make derivative works of, display, perform, publish, use, sell, offer for sale, import and otherwise exploit such inventions, works of authorship, developments, improvements, data, materials, and trade secrets, whether as part of or in connection with the Project Results or any improvements, derivatives, or successors to them.
     10. Independent Contractor.
          (a) Consultant shall at all times be an independent contractor under this Agreement and not an employee or agent of Micrus. Consultant shall have no authority to obligate Micrus in any manner whatsoever and shall not make any representations or statements for or about Micrus or any Micrus products or services.
          (b) Consultant acknowledges and agrees that Consultant will not be eligible for any Micrus employee benefits and, to the extent Consultant otherwise would be eligible for any Micrus employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Micrus employee benefits.
          (c) Consultant shall have full responsibility for all applicable withholding taxes for all compensation paid to Consultant, including without limitation state worker’s compensation insurance coverage requirements and any immigration or visa requirements. Consultant agrees to indemnify, defend and hold Micrus harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor, employment or immigration requirements.
     10. Indemnification. Consultant shall defend, indemnify and hold Micrus harmless from and against any and all liability, loss, expense (including without limitation reasonable attorneys’ fees), or claims for injury or damages arising out of performance of the Services, except to the extent due directly to Consultant’s following instructions given to it by Micrus in the Statement of Work in situations in which Consultant has complied with its obligations under Section 1(e), in which case Micrus shall similarly defend, indemnify and hold Consultant harmless to that extent. Each indemnitee must promptly notify the indemnifying party of any claim and afford it the opportunity to control the defense and settlement thereof, and must otherwise fully cooperate with the indemnifying party, or else such indemnitee shall be barred from any remedy under this indemnity provision.
     11. Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Consultant of the provisions of Sections 1, 2 or 3 of this Agreement, Micrus shall be entitled to an injunction restraining Consultant from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting Micrus from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Consultant.
     12. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business included within the Restricted Business and each county, state, country or other region included within the Business Area. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Consultant that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Consultant that are reasonable in light of the circumstances as they then exist and as are necessary to assure Micrus of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Micrus of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.
     13. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.
     14. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of ___, without regard to principles of conflicts of laws.
     15. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.
     16. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument. This Agreement may be executed and delivered by one party hereto to the other party hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission by the other party hereto, the photocopy of the original signature page included in such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other party. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.
     17. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

     18. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that Micrus may assign its rights hereunder, without the consent of Consultant, to any entity that acquires or succeeds to its business.
     19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Micrus:

Micrus Endovascular Corporation 821 Fox Lane San Jose CA 95131 Attention: General Counsel

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP 1020 Marsh Road Menlo Park, CA. 94070 Attn: Louis D. Soto, Esq.

(b)	if to Consultant:

to the address set forth below the name of Consultant on the signature page hereof.
     20. Effectiveness. Notwithstanding any other provision of this Agreement, this Agreement shall become effective only upon the Closing, and if such Closing shall not occur prior to the termination of the Stock Purchase Agreement this Agreement shall be deemed void ab initio and have no further force or effect upon such termination of the Stock Purchase Agreement.
     21. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Consulting Agreement as of the date first above written.

MICRUS ENDOVASCULAR
CORPORATION, a Delaware corporation

By:

Name:	Robert Stern

Title:	President

CONSULTANT

Name:
Address:

SIGNATURE PAGE TO NONCOMPETITION AND CONSULTING AGREEMENT

EXHIBIT A
Statement of Work

Description of Services:	To provide consultancy on an as needed basis, as determined and requested by Micrus, to review design changes and prototypes, assess pre-clinical utility in in-vitro and in-vivo models, perform pre-clinical and clinical evaluations, help prepare or review test protocols and/or other submission documents, as well as other specified activities. Services are estimated to be approximately 3 days (24 hours) per month and should not exceed 15 days (120 hours) per quarter.

Unless otherwise agreed upon in writing by Micrus, Consultant shall not provide Services to Micrus under this Agreement in any business other than the Restricted Business.

EXHIBIT B
Fee Schedule

Fees for Services:	For Services rendered by Consultant under this Agreement, Micrus shall pay Consultant at the rate of [***] for a full day (7 or more hours) or [***] per hour in which less than 7 hours are performed in a day. By the tenth business day of month, Consultant shall deliver an invoice to Micrus that includes reasonable documentation of all fees and any expenses payable hereunder for the previous calendar month . Subject to the terms of this Agreement, Micrus shall pay the amounts due within 30 days of receipt of the invoice.

Unless otherwise agreed upon in writing by Micrus, Micrus’s maximum liability for all Services performed during the term of this Agreement shall not exceed [***] (excluding the payment of any New Invention Incentive Fees (as defined below)).

Subject to the terms of this Agreement and the conditions set forth herein, Micrus shall pay Consultant [***] (the “New Invention Incentive Fee”) upon Micrus’ filing of each New Invention Patent. A New Invention Patent is defined as a patent application (i) for which Consultant is a named inventor or co-inventor (as determined under principles of U.S. patent law and practice), (ii) that embodies an invention that resulted from the Services rendered by Consultant under this Agreement, (iii) that does not claim priority to any patent or patent application either existing as of the original date of this Agreement or for which the New Invention Fee has already been paid to Consultant, (iv) for which Consultant has executed all assignments or other agreements perfecting Micrus’ ownership thereof, and (v) for which Consultant has otherwise complied with Consultant’s obligations under this Agreement. For the avoidance of doubt, no additional amount shall be due upon the filing of any Subsequent Related Patent Application. A Subsequent Related Patent Application is any U.S. or foreign patent application, reissue, reexamination, continuation-in-part and continuation, (and the foreign equivalents thereof), that claims priority to any patent or patent application owned by Micrus existing as of the date of this Agreement, that claims priority to any patent or patent application licensed from the Cleveland Clinic, or any New Invention Patent for which Micrus has already paid a New Invention Incentive Fee.

EXHIBIT E
THE CLEVELAND CLINIC FOUNDATION
CERTIFICATE OF AUTHORITY OF THE OFFICERS
     I, David W. Rowan, do hereby certify as follows:
1.	I am the duly elected, qualified and acting Secretary of The Cleveland Clinic Foundation, a non-profit Ohio corporation (the “Corporation”).

2.	That David Strand is the Chief Emerging Business Officer of the Corporation and Michael O’Boyle is the Chief Operating Officer of the Corporation and they are now acting in those capacities, respectively, and they have the power and authority, to sign and deliver any agreement in the name of the Corporation and to otherwise obligate the Corporation in any respect relating to matters necessary to complete the transactions contemplated between the Corporation and Micrus Endovascular Corporation.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of October ___, 2007.

David W. Rowan
Secretary
The Cleveland Clinic Foundation